Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

JAZZ PHARMACEUTICALS, INC.,

TWIST MERGER SUB, INC.

AND

ORPHAN MEDICAL, INC.

Dated as of April 18, 2005

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

Section 3.5	Authority, Non-Contravention; Approvals.

Section 3.6	Governmental Approvals

Section 3.7	SEC Documents.

Section 3.8	Undisclosed Liabilities; Absence of Certain Changes or Events.

Section 3.9	Litigation

Section 3.10	Material Contracts.

Section 3.11	Compliance with Laws/Permits.

Section 3.12	Taxes.

Section 3.13	Related Party Interests and Transactions.

Section 3.14	Intellectual Property.

Section 3.15	Regulatory Compliance.

Section 3.16	Properties.

Section 3.17	Environmental Matters

Section 3.18	Employment.

Section 3.19	Suppliers

Section 3.20	Insurance

Section 3.21	State Takeover Statutes

Section 3.22	Brokers

Section 3.23	Fairness Opinion

Section 3.24	Information Supplied

Section 3.25	Fomepizole Injection

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

Section 4.1	Organization, Standing and Power

Section 4.2	Authority; Binding Agreement

Section 4.3	Non-Contravention

Section 4.4	No Consents

Section 4.5	Litigation

Section 4.6	Ownership of Sub; No Prior Activities

Section 4.7	Brokers

Section 4.8	Information Supplied

Section 4.9	Financing; Adequacy of Funds

Section 4.10	No Buyer Vote Required

Section 4.11	Fomepizole Injection

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1	Conduct of Business by the Company Pending the Merger.

Section 5.2	No Solicitation.

Section 5.3	Standstill Agreements.

Section 5.4	Suspension of Stock Purchase Plan.

ARTICLE VI ADDITIONAL AGREEMENTS

Section 6.1	Stockholders Meeting

Section 6.2	Fees and Expenses

Section 6.3	Public Announcements

Section 6.4	Approvals and Consents; Reasonable Best Efforts; Cooperation.

Section 6.5	Indemnification; Directors’ and Officers’ Insurance.

Section 6.6	Communications to Employees

Section 6.7	Takeover Statutes

Section 6.8	Employee Benefit Matters

Section 6.9	Financing.

ARTICLE VII CONDITIONS PRECEDENT TO THE MERGER

Section 7.1	Conditions to Each Party’s Obligation to Effect the Merger

Section 7.2	Conditions to Obligation of the Company to Effect the Merger

Section 7.3	Conditions to Obligations of Buyer and Sub to Effect the Merger

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

Section 8.1	Termination

Section 8.2	Effect of Termination

Section 8.3	Amendment

Section 8.4	Waiver

Section 8.5	Termination Fee.

ARTICLE IX GENERAL PROVISIONS

Section 9.1	Notices

Section 9.2	Certain Terms

Section 9.3	Counterparts; Facsimile Signatures

Section 9.4	Entire Agreement; No Third-Party Beneficiaries

Section 9.5	Governing Law; Consent to Jurisdiction; Waiver to Trial by Jury

Section 9.6	Assignment

Section 9.7	Severability

Section 9.8	Performance by Sub

Section 9.9	Non-Survival of Representations, Warranties and Agreements

Section 9.10	Disclosure Letters and Exhibits

Section 9.11	Headings

Section 9.12	List of Defined Terms

LIST OF EXHIBITS

Exhibit A – Voting Agreement	Recitals

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 18, 2005 (this “Agreement”), is among Jazz Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), Twist Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Sub”), and Orphan Medical, Inc., a Delaware corporation (the “Company”) (Sub and the Company being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS:

A.                                   The respective Boards of Directors of Buyer, Sub and the Company have approved and declared advisable the merger of Sub with and into the Company upon the terms and subject to the conditions of this Agreement (the “Merger”), and the respective Boards of Directors of Buyer, Sub and the Company have approved this Agreement and the Board of Directors of the Company has resolved to recommend to its stockholders the adoption of this Agreement;

B.                                     The respective Boards of Directors of Buyer and the Company have determined that the Merger is advisable and in the best interest of their respective stockholders; and

C.                                     Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Buyer and Sub to enter into this Agreement, certain of the Company’s stockholders are entering into a voting agreement in the form attached hereto as Exhibit A (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1                                   The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time.  Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

Section 1.2                                   Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402, no later than the second business day following the day on which the last of the conditions set forth in Article VII shall have been fulfilled or waived (if permissible) (the “Closing Date”) or at such other time and place as Buyer and the Company shall agree.

Section 1.3                                   Effective Time.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date: (i) the Certificate of Merger (the “Certificate of Merger”) in

form and substance reasonably acceptable to Buyer and the Company shall be duly executed by the Company and Sub and thereafter filed with the Secretary of State of the State of Delaware, and (ii) the parties shall make such other filings with the Secretary of State of the State of Delaware as shall be necessary to effect the Merger.  The Merger shall become effective at such time as a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such later time as Buyer and the Company may agree upon and as may be set forth in the Certificate of Merger.  The time the Merger becomes effective is referred to herein as the “Effective Time”.

Section 1.4                                   Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and Section 259 of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all properties, rights privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5                                   Certificate of Incorporation and By-laws; Directors and Officers.

(a)   The Certificate of Incorporation of the Surviving Corporation in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  The By-laws of Sub in effect at the Effective Time will be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)   The directors of Sub at the Effective Time shall automatically, and without further action, be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of the Sub at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 2.1                                   Conversion of Securities.  As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any capital stock of the Constituent Corporations:

(a)   Except as set forth in Section 2.1(b), each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only shares of capital stock of the Surviving Corporation outstanding immediately after the Effective Time.

(b)   All shares of Company Capital Stock that are held in the treasury of the Company and any shares of Company Capital Stock owned by Buyer or Sub or any other Subsidiary of Buyer, direct or indirect, shall automatically be canceled and retired and shall cease to exist and no capital stock of Buyer or other consideration shall be delivered in exchange therefor.  Shares of Company Capital Stock held by wholly owned Subsidiaries of the Company shall remain outstanding.

(c)   At the Effective Time, each then issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares described in Section 2.1(b)) shall immediately cease to be outstanding, shall automatically be cancelled and retired, shall cease to exist, and shall be converted into the right to receive $10.75 in cash, without interest (the “Per Common Share Price”) to be distributed in accordance with this Section 2.1(c), 2.3, and 2.4.

(d)   At the Effective Time, each then issued and outstanding share of Senior Preferred Stock (other than Dissenting Shares and shares described in Section 2.1(b)) shall immediately cease to be outstanding, shall automatically be cancelled and retired, shall cease to exist, and shall be converted into the right to receive $1,320.6386 in cash, without interest, together with all accrued but unpaid dividends (the “Per Senior Preferred Share Price”) to be distributed in accordance with this Section 2.1(d), 2.3, and 2.4.

(e)   At the Effective Time, each then issued and outstanding share of Series B Preferred Stock (other than Dissenting Shares and shares described in Section 2.1(b)) shall immediately cease to be outstanding, shall automatically be cancelled and retired, shall cease to exist, and shall be converted into the right to receive $1,653.8462 in cash, without interest, together with all accrued but unpaid dividends (the “Per Series B Preferred Share Price”) to be distributed in accordance with this Section 2.1(e), 2.3, and 2.4.

(f)   The aggregate consideration payable by Buyer pursuant to Sections 2.1(c), (d) and (e) is referred to herein as the “Merger Consideration”.  At the Effective Time, each holder of Company Capital Stock shall cease to have any rights with respect to such issued and outstanding shares (other than Dissenting Shares) of Company Capital Stock (including, without limitation, the right to vote), except for the right to receive his, her or its respective portion of the Merger Consideration.  Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 2.2                                   Company Stock Options; Warrants.

(a)   The Company shall take all requisite action so that, as of the Effective Time, each Company Stock Option that is outstanding immediately prior to, and vested as of, the Effective Time, by virtue of the Merger and without further action on the part of Buyer, Sub, the Company or the holder of that Company Stock Option, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the Option Share Amount multiplied by (ii) the aggregate number of vested shares of Company Common Stock into which the applicable Company Stock Option was exercisable immediately prior to the Effective Time.  Each Company Stock Option, solely to the extent not vested as of the Effective Time, by virtue of the Merger and without further action on the part of Buyer, Sub, the Company or the holder of that Company Stock Option, shall be cancelled and no payment shall be made with respect to such unvested shares of Company Common Stock.  The payment of the Option Share Amount to the holder of a Company Stock Option shall be reduced by any income or employment Tax withholding required under (A) the Code, or (B) any applicable state, local or foreign Tax Laws.  To the extent that any amounts are withheld, such amounts shall be treated for all purposes as having been paid to the holder of that Company Stock Option.

(b)   The Company shall take all requisite action so that, as of the Effective Time, each Warrant that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, by virtue of the Merger and without further action on the part of Buyer, Sub, the Company or the holder of that Warrant, shall be cancelled and converted into the right to receive an amount in cash, without interest, equal to (i) the Warrant Share Amount multiplied by (ii) the aggregate number of shares of Company Capital Stock into which the applicable Warrant was exercisable immediately prior to the Effective Time (whether or not then vested or exercisable by its terms).  The payment of the Warrant Share Amount to the holder of a Warrant shall be reduced by any income Tax withholding required under (A) the Code, or (B) any applicable state, local or foreign Tax Laws.  To the extent that any amounts are withheld, such amounts shall be treated for all purposes as having been paid to the holder of that Warrant.

(c)   The “Option Share Amount” means (i) the Per Common Share Price less (ii) the exercise or purchase price per share of Company Common Stock subject or related to the applicable Company Stock Option.

(d)   The “Warrant Share Amount“ means (i) $10.75 less (ii) the exercise or purchase price per share of Company Capital Stock subject or related to the applicable Warrant.

(e)   The Company shall take all action reasonably necessary to implement the provisions of this Section 2.2 and to ensure that no Company Stock Option shall be exercisable for Company Common Stock, and no Warrant shall be exercisable for Company Capital Stock, following the Effective Time.  At the Effective Time, all Company Stock Options and Warrants shall be cancelled and all Company Stock Option Plans shall terminate, and the Company shall take all actions to ensure that such cancellations and terminations occur.  All administrative and other rights and authorities granted under any Company Stock Option Plan to the Company, the board of directors of the Company or any committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.

Section 2.3                                   Payment of Merger Consideration.

(a)   Prior to the Effective Time, Buyer shall appoint a commercial bank or trust company reasonably acceptable to the Company, as a paying agent (the “Paying Agent”) for the benefit of the holders of Company Capital Stock that are not Dissenting Shares and who are entitled to receive the Merger Consideration (collectively, the “Holders”).  At the Effective Time, Buyer shall make available to the Paying Agent an amount of cash sufficient to permit payment of the Merger Consideration to the Holders (the “Exchange Fund”).  The Paying Agent shall invest the Exchange Fund as directed by Buyer or the Surviving Corporation, as the case may be, on a daily basis, and any interest and other income resulting from such investments shall be paid to the Surviving Corporation.  The Paying Agent shall exchange the shares of Company

Capital Stock for the Merger Consideration in accordance with the terms of this Article II, through such reasonable procedures as the Paying Agent or Buyer may adopt.

(b)   As soon as practicable after the Effective Time, Buyer or the Paying Agent shall cause to be mailed to each record holder of a certificate or certificates that immediately prior to the Effective Time represented Company Capital Stock converted in the Merger (the “Certificates”) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent, and shall contain instructions for use in effecting the surrender of the Certificates and payment of the Merger Consideration).  The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.  Upon surrender for cancellation to the Paying Agent of a Certificate held by any Holder, together with such letter of transmittal, duly executed, the Holder of such Certificate shall be entitled to receive in exchange therefor that amount of cash equal to the portion of the Merger Consideration for each share of Company Capital Stock represented by the Certificate.  Any Certificate so surrendered shall forthwith be canceled.

(c)   Notwithstanding the foregoing, no amounts shall be payable at the Effective Time with respect to any Dissenting Shares or any shares of Company Capital Stock with respect to which dissenters’ rights have not terminated.  In the case of Dissenting Shares, payment shall be made in accordance with Section 2.9 and the DGCL.  In the case of any shares of Company Capital Stock with respect to which dissenters’ rights have not terminated as of the Effective Time, if such shares of Company Capital Stock become Dissenting Shares, payment shall be made in accordance with Section 2.9 and the DGCL, and if, instead, the dissenters’ rights with respect to such shares irrevocably terminate after the Effective Time, such shares of Company Capital Stock shall be entitled to receive a portion of the Merger Consideration in accordance with the provisions of this Section 2.3.

(d)   Any portion of the Exchange Fund that remains undistributed to the former Holders for six months after the Effective Time shall be delivered to the Surviving Corporation and any former Holders who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of any portion of the Merger Consideration.  None of the Paying Agent, Buyer nor the Surviving Corporation shall be liable to any holder of shares of Company Capital Stock for cash delivered to a public official in connection herewith pursuant to any applicable abandoned property, escheat or similar law.

Section 2.4                                   Transfer Taxes; Withholding.  If any cash is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Corporation or the Paying Agent any transfer or other taxes required by reason of the payment of cash in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable.  Buyer, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Capital Stock such amounts as Buyer or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Buyer, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or the Paying Agent and transmitted by Buyer, the Surviving Corporation or the Paying Agent to the appropriate taxing authority with attribution to each specific Holder.

Section 2.5                                   No Further Ownership Rights in Company Common Stock.  All amounts paid to Holders upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such Certificates.

Section 2.6                                   Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock shall thereafter be made on the records of the Company.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or Buyer, such Certificates shall be canceled and exchanged as provided in this Article II.

Section 2.7                                   Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Surviving Corporation will pay in exchange for such lost, stolen or destroyed Certificate the amounts to which the holders thereof are entitled pursuant to Section 2.1.

Section 2.8                                   Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

Section 2.9                                   Dissenters’ Rights.

(a)          Shares of Company Capital Stock that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which a demand for payment and appraisal has been properly made and perfected in accordance with Section 262 of the

DGCL (“Dissenting Shares”) or shares that have not voted in favor of the Merger and with respect to which dissenters’ rights have not terminated, will not be converted into the right to receive from the Surviving Corporation the portion of the Merger Consideration otherwise payable with respect to such shares at or after the Effective Time and the holder thereof shall be entitled only to such rights are as granted by the DGCL.  If a holder of Dissenting Shares (a “Dissenting Stockholder”) fails to perfect, withdraws or loses his or her demand for such payment and appraisal or such Dissenting Shares (or such other shares with respect to which dissenters’ rights have not terminated) become ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares (or, in the case of such other shares, the dissenters’ rights shall have terminated) and each share of Company Capital Stock will be converted into the right to receive, and will be exchangeable for, the portion of the Merger Consideration into which such Dissenting Shares would have been converted pursuant to Section 2.1.

(b)   The Company shall give Buyer and Sub prompt notice of any demand received by the Company from a holder of Dissenting Shares for appraisal of shares of Company Capital Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and copies of any correspondence received by the Company relating to any such demand or potential demand, and the Surviving Corporation and Buyer shall have the right to participate in and, after the Effective Time, to direct, all negotiations and proceedings with respect to such demand.  The Company agrees that, except with the prior written consent of Buyer and Sub, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal.  Each Dissenting Stockholder who, pursuant to the provisions of Section 262 of the DGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor after the value therefor has been agreed upon or finally determined pursuant to such provisions, and any Merger Consideration that would have been payable with respect to such Dissenting Shares will be retained by Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer and Sub, except as set forth in a disclosure letter (the “Company Disclosure Letter“) delivered to Buyer and Sub on the date of this Agreement (which disclosure letter shall be arranged in sections corresponding to the numbered and lettered sections of this Article III, and any information disclosed in any such section of the disclosure letter shall be deemed to be disclosed only for purposes of the corresponding section of this Article III, unless it is readily apparent that the disclosure contained in such section of the disclosure letter contains enough information regarding the subject matter of other representations and warranties contained in this Article III as to clearly qualify or otherwise clearly apply to such other representations and warranties), as follows:

Section 3.1                                   Organization and Qualification; Subsidiaries.

(a)   The Company is duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.  The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)   For purposes of this Agreement,

(i)                                     any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect that is material in relation to the financial condition, businesses or results of operations of such entity and its Subsidiaries taken as a whole; and

(ii)                                  the term “Material Adverse Effect” shall mean a material adverse effect on the financial condition, businesses or results of operations of the Company and its Subsidiaries taken as a whole; provided, that the following shall not be deemed to have a Material Adverse Effect:  any change or event caused by or resulting from (A) changes, after the date hereof, in prevailing economic or market conditions in the United States, (B) changes or events, after the date hereof, affecting the industries in which the Company and its Subsidiaries operate generally, (C) changes, after the date hereof, in generally accepted accounting principles or requirements applicable to the Company and its Subsidiaries, (D) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Authority (except, with respect to each of clauses (A) through (D) of this Section 3.1(b)(ii), to the extent those changes or events have a disproportionate effect on the Company and its Subsidiaries relative to other similarly situated participants in the industries in which they operate), (E) changes or events, after the date hereof, arising from the announcement or pendency of the Merger or the transactions contemplated by this Agreement other than changes or events directly affecting the customers, suppliers or employees of the Company and its Subsidiaries; (F) any change in the trading price of the Company Common Stock in and of itself, (G) any failure, in and of itself, by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to clauses (F) and (G), the facts or circumstances giving rise or contributing to such change in trading price or failure to meet estimates or projections may be deemed to constitute, and shall be taken into account in determining whether there has been, a Material Adverse Effect), or (H) any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally against U.S. citizens or facilities in any other country which the Company or its Subsidiaries conduct business, or any declaration of war against the U.S. by any country in which the Company or its Subsidiaries conduct business.  Notwithstanding any of the foregoing, (1) any change, event or occurrence (except with respect to any data relating solely to the efficacy of Xyrem in the treatment of fibromyalgia in the Company’s pending SXB-26 fibromyalgia proof of principle clinical trial) which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the results or prospects of Xyrem and (2) the approval by the FDA of an ANDA for an AB-rated fomepizole injection, shall each be deemed to be a Material Adverse Effect.

Section 3.2                                   Capitalization.

(a)   The Company is a corporation organized under the laws of the state of Delaware and has authorized 23,477,000 shares of common stock, $0.01 par value per share (the “Company Common Stock”), of which 11,488,024 shares are outstanding as of the date hereof and 14,000 shares of Senior Convertible Preferred Stock, $0.01 par value per share (the “Senior Preferred Stock”), 5,000 shares of Series B Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), 4,000 shares of Series C Convertible Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”) and 1,500,000 shares of Series D Non-Voting Convertible Preferred Stock, $0.01 par value per share (the “Series D Preferred Stock,” and together with the Senior Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, collectively, the “Company Preferred Stock”) (the Company Common Stock and the Company Preferred Stock are collectively referred to as the “Company Capital Stock”).  As of the date hereof, 8,706 shares of Senior Preferred Stock, which are convertible into 1,069,533 shares of Common Stock, and 4,420 shares of Series B Preferred Stock, which are convertible into 680,000 shares of Common Stock, were issued and outstanding, all of which shares were validly issued and fully paid, nonassessable and free of preemptive rights.  As of the date hereof, no shares of Series C Preferred Stock or Series D Preferred Stock were issued and outstanding.  As of the date hereof, (i) 3,743,970 shares of Company Common Stock were authorized for issuance under the terms of the Company’s 1994 Stock Option Plan and 2004 Stock Incentive Plan (the “Company Stock Option Plans“) of which options to purchase 1,726,489 shares of Company Common Stock were granted and are currently outstanding (the “Company Stock Options“) at a weighted average exercise price of $9.4179, (ii) there were outstanding warrants (the “Warrants“) to purchase up to 15,000 shares of Company Common Stock at an exercise price of $8.51 per share, up to 2,050 shares of Series C Preferred Stock or 315,385 shares of Series D Preferred Stock at an exercise price of $6.50 per share and which are convertible into 315,385 shares of Common Stock, and up to 282,353 shares of Series D Preferred Stock at an exercise price of $4.25 per share and which are convertible into 282,353 shares of Common Stock, and (iii) 200,000 shares of Company Common Stock were authorized for issuance under the Company’s Employee Stock Purchase Plan.  All shares of Company Common Stock and Company Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  All dividends on Company Preferred Stock accruing under the Restated Certificate and required to be paid prior to the date hereof have been fully accrued and paid, and the amounts of any dividends that will accrue with respect to the Company Preferred Stock after the date hereof and prior to the Closing Date are set forth in Section 3.2(a) of the Company Disclosure Letter.

(b)   Section 3.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option and Warrant outstanding as of the date of this Agreement: (i) the name and address of the optionee or Warrant holder; (ii) the particular plan or agreement pursuant to which such Company Stock Option or Warrant was granted; (iii) the number of shares of Company Common Stock and/or Company Preferred Stock subject to such Company Stock Option or Warrant; (iv) the exercise price of such Company Stock Option or Warrant; (v) the date on which such Company Stock Option or Warrant was granted; (vi) the vesting schedule applicable to such Company Stock Option; (vii) the date on which such Company Stock Option or Warrant expires; and (viii) whether the exercisability of such

Company Stock Option or Warrant will be accelerated in any way by the transactions contemplated by this Agreement (and the extent of any such acceleration).  The Company has made available to Buyer and Sub accurate and complete copies of all stock option plans and warrant agreements pursuant to which the Company has granted such Company Stock Options and Warrants that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options.

(c)   Except as set forth in Section 3.2(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, contracts, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Company or any Subsidiary of Company to issue additional shares of capital stock of, or other equity interests in, Company or any Subsidiary of Company.  Except for the Warrants identified in Section 3.2(a) above, there are no outstanding share appreciation rights or similar rights of Company or any of its Subsidiaries. There are no voting trusts, irrevocable proxies or other agreements or understandings to which Company or any Subsidiary of Company is a party or is bound with respect to the voting of any shares of capital stock of, or other equity interests in, Company or any Subsidiary of Company.  Except as set forth in Section 3.2(c) of the Company Disclosure Letter, there are no outstanding contractual obligations of Company or any Subsidiary of Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Company or any other Person.  All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and regulations and (ii) all requirements set forth in applicable contracts.

(d)   No Voting Debt of the Company is issued and outstanding.

Section 3.3                                   Subsidiaries.  Each direct and indirect Subsidiary of the Company is listed in Section 3.3 of the Company Disclosure Letter.  Each Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Each Subsidiary of the Company is qualified to transact business, and, where applicable, is in good standing, in each jurisdiction in which the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except in all cases where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All of the outstanding capital shares or other equity interests of each Subsidiary of the Company are validly issued, and where such Subsidiary is a corporation fully paid and nonassessable and, except as set forth in Section 3.3 of the Company Disclosure Letter, are owned directly or indirectly by the Company free and clear of all Liens.  Except as set forth in Section 3.3 of the Company Disclosure Letter, there are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its Subsidiaries is a party relating to the issuance, sale, voting or transfer of any capital shares or other equity interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.  No

Subsidiaries own any Company Capital Stock or any options, warrants or other rights to purchase, or any security, instrument or other agreement having a right of conversion or exchange into, any Company Capital Stock.

Section 3.4                                   Certificate of Incorporation and Bylaws.  The Company has heretofore furnished to Buyer and Sub a complete and correct copy of the Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate“) and the Amended and Restated Bylaws of the Company (the “Restated Bylaws“) or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary.  Such certificate of incorporation, bylaws, or equivalent organizational documents are in full force and effect.  Neither the Company nor any Subsidiary is in violation of any provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 3.5                                   Authority, Non-Contravention; Approvals.

(a)   The Company has the necessary corporate power and corporate authority to enter into this Agreement and, subject to the adoption of this Agreement by the Required Company Vote, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the adoption of this Agreement by the Required Company Vote.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies or (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(b)   The Board of Directors, by resolutions duly adopted by a unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement, the Voting Agreement and the Merger and for purposes of the DGCL, including without limitation, Section 203 thereof, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders Meeting.

(c)   The only votes of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger or any transaction contemplated by this Agreement are (i) the affirmative vote of the holders of a majority of the issued and outstanding Senior Preferred Stock, voting together with the holders of Company Common Stock on an as converted basis, and (ii) the affirmative vote of the holders of a majority of the Senior Preferred Stock issued and outstanding, voting as a separate class, in each case, in favor of the approval and adoption of this Agreement  (collectively, the “Required Company Vote“).

(d)   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof will not conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration or require any consent, waiver or approval under, (i) any provision of the organizational documents of the Company or its Subsidiaries, (ii) any Contract to which the Company or any of its Subsidiaries is a party or bound or to which the Company’s or any of its Subsidiaries’ property or assets are subject or (iii) any applicable provision of any Law by which the Company or its Subsidiaries is bound or to which any of their property or assets is subject, other than in the cases of clauses (ii) and (iii), any such conflicts, violations, breaches or defaults, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 3.6                                   Governmental Approvals.  No notice to, filing with, or authorization, registration, consent or approval of any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator and any self regulatory organization (“Governmental Authority“) on the part of the Company or any Subsidiary of the Company is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act“), or any applicable foreign antitrust statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree (“Law“), (ii) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (iii) those other notices, filings, authorizations, registrations, consents and approvals that, if they were not obtained or made, would not reasonably be expected to materially affect the ability of the Company to consummate the Merger or to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7                                   SEC Documents.

(a)   The Company has timely filed with the U.S. Securities and Exchange Commission (the “SEC“) all reports, schedules, forms, statements and other documents required to be filed with the SEC by the Company since January 1, 2002 (collectively, the “Company SEC Documents“).

(b)   As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and, to the extent not included in the Exchange Act or the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act“), rules and regulations promulgated by the NASD and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Subsidiaries of the Company is required to file or furnish any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.  Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company

SEC Document filed with the SEC prior to the date hereof, none of the Company SEC Documents filed with the SEC prior to the date hereof contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later Company SEC Document filed with the SEC prior to the Closing, none of the Company SEC Documents filed with the SEC after the date hereof contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)   The consolidated financial statements of the Company included in the Company SEC Documents (the “Company Financial Statements“) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its Subsidiaries on a consolidated basis as of the dates thereof and the results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)   The effectiveness of any additional SEC disclosure requirement that, as of the date of this Agreement, has been formally proposed that is not yet in effect, will not lead to any material change in the Company’s disclosures as set forth in the Company SEC Documents.

(e)   The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  The Company has made available to Buyer and Sub a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2002.  The Company has made available to Buyer and Sub all correspondence between the Company and its auditors since January 1, 2002.

Section 3.8                                   Undisclosed Liabilities; Absence of Certain Changes or Events.

(a)   Except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries has as of the date of this Agreement any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (i) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) have been discharged or paid in full prior to the date hereof.  The Company and its Subsidiaries do not have any Indebtedness, except any Indebtedness that may be incurred after the date hereof and prior to the Effective Time in accordance with Section 5.1(a)(viii).

(b)   Except as disclosed in Section 3.8(b) of the Company Disclosure Letter, from January 1, 2005 through the date of this Agreement, neither the Company nor any of its Subsidiaries has (x) declared, set aside or paid to any holder of Company Common Stock or Company Preferred Stock any dividend or distribution payable in cash, stock, property or otherwise,  (y) repurchased, redeemed or otherwise acquired from any holder of Company Common Stock or Company Preferred Stock, any shares of Company Common Stock or Company Preferred Stock or shares of capital stock or other equity interests of any Subsidiary of the Company or (z) engaged in any of the actions identified in Section 5.1(a) hereof.  Since January 1, 2005, there has not occurred any change, event or effect that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.9                                   Litigation.  Except as disclosed in the Company SEC Documents filed since January 1, 2005 and prior to the date hereof or as set forth in Section 3.9 of the Company Disclosure Letter, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries or any properties or rights of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any directors, officers, employees or consultants of the Company or any of its Subsidiaries, by or before any Governmental Authority or arbitrator which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth in Section 3.9 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree or, to the Knowledge of the Company, any investigation by any Governmental Authority.

Section 3.10                            Material Contracts.

(a)   Except as set forth in Section 3.10(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary is party to any written or oral binding undertaking,

commitment, note, bond, mortgage, indenture, contract, lease, license, agreement or instrument (“Contract“) that is required to be described in or filed as an exhibit to any Company SEC Document that is not so described in or filed as required by the Securities Act or Exchange Act, as the case may be.  Except as set forth in Section 3.10(a) of the Company Disclosure Letter (and, solely with respect to Section 3.10(a)(i), except to the extent previously included as exhibits to reports previously filed by the Company with the SEC), neither the Company nor any Subsidiary is party to any of the following (each, together with the Contracts identified in Section 3.10(b) of the Company Disclosure Letter, a “Company Material Contract“):

(i)                                     any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)                                  any Contract under which it has outstanding indebtedness for money borrowed or guaranteed indebtedness for money borrowed of any Person;

(iii)                               any Contract that (A) restricts it from participating or competing in any line of business, market or geographic area, or any therapeutic area, class of drugs, any particular drug or any mechanism of action, (B) restricts the development, manufacture, marketing or distribution of any product; or (C) grants any exclusive rights of development, manufacture, marketing, sale, distribution, importation, exportation or other exclusive rights, rights of refusal, rights of first negotiation or similar rights of any nature to any Person;

(iv)                              any Contract that would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the transactions contemplated by this Agreement; or

(v)                                 any Contract the termination of which would reasonably be expected to have a Material Adverse Effect on the Company.

A complete and correct copy of each agreement or document required by this Section 3.10(a) to be listed in Section 3.10(a) of the Company Disclosure Letter (including any amendments thereto) has been made available by the Company to Buyer and Sub or filed by the Company as an exhibit to its Company SEC Documents.  All Company Material Contracts are in written form.

(b)   Section 3.10(b) of the Company Disclosure Letter sets forth a complete and accurate list of all material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof or by which they are bound relating to the research, development, distribution, training, sale, license, marketing and supply of materials or components for, and manufacturing by third parties of, each Drug Product, and the Company has made available to Buyer true and complete copies of all such Contracts, as currently in effect.

(c)   All Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or such Subsidiary in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy or other similar laws affecting the rights of creditors generally, (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies and (iii) to the extent applicable, the enforceability of provisions regarding indemnification in connection with the sale or issuance of securities.

Neither the Company nor any of its Subsidiaries is in material violation or breach of or default under, or has received notice of any material violation or breach of or default under, any such Company Material Contract.  To the Knowledge of the Company, no other party to a Company Material Contract is in material violation or breach of or default under any such Company Material Contract.

Section 3.11                            Compliance with Laws/Permits.

(a)   Neither the Company nor any of its Subsidiaries is in violation, or has violated, any applicable provisions of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, (i) any Laws applicable to the Company or its Subsidiaries or any property or asset of the Company or its Subsidiaries, or (ii) any Company Permit, except for any violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as described in Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Authority asserting that the Company or any of its Subsidiaries has failed to comply, or is not in compliance, with applicable Law and to the Company’s Knowledge, no investigation or review of the Company or any of its Subsidiaries by any Governmental Authority is pending, and to the Company’s Knowledge, no such notification, investigation or review has been threatened in writing against the Company or any of its Subsidiaries and no reasonable basis therefor exists, except as would not, in each event, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)   The Company and its Subsidiaries have all Permits required in connection with the operation of their respective businesses (collectively, “Company Permits“).  As of the date hereof, no suspension or cancellation of any Company Permit is pending or, to the Knowledge of the Company, threatened.  Since January 1, 2005, neither the Company nor any of its Subsidiaries has (i) been denied or failed to receive or renew any Permit that it had sought that would, if currently possessed by the Company or a Subsidiary of the Company, be reasonably likely to be material to the operation of the business of the Company and its Subsidiaries, taken as a whole, or (ii) had any Permit suspended or cancelled or failed to be renewed that would, if currently possessed by the Company or a Subsidiary of the Company, be reasonably likely to be material to the operation of the business of the Company and its Subsidiaries, taken as a whole.

Section 3.12                            Taxes.

Except as set forth in Section 3.12 of the Company Disclosure Letter:

(a)   Each of the Company and its Subsidiaries has timely filed all Tax returns required to be filed by it, and has paid, collected or withheld all Taxes required to be paid, collected or withheld, except Taxes that are immaterial in amount.  All such Tax returns are true, correct and complete in all material respects.   The current liability accruals for Taxes with respect to the Company and its Subsidiaries reflected in the balance sheet included in the most recent Company SEC Documents are adequate to cover material Tax liabilities accruing through the date of such Company SEC Documents.  Neither the Company nor any Subsidiary has requested an extension of time within which to file any Tax Return or been granted any extension or waiver of the statute of limitations period applicable to any Tax Return that remains in effect.

(b)   There are no audits, examinations, claims or assessments pending against the Company or any Subsidiary with respect to Taxes, and neither the Company nor any Subsidiary has been notified in writing of any proposed Tax audits, claims or assessments against the Company or any Subsidiary.

(c)   There are no waivers or extensions of any applicable statute of limitations to assess any amount of Taxes with respect to the Company or any Subsidiary.

(d)   There are no Liens for any Tax upon any asset of the Company or any Subsidiary, except for Liens for Taxes that are not yet due and payable.

(e)   The Company will not be precluded by Section 280G of the Code from deducting for federal income Tax purposes any payment to be made either alone or in conjunction with any other payment to any employee, former employee, director, or former director of the Company as a result of or in connection with the transactions contemplated by this Agreement.

(f)   Neither the Company nor any Subsidiary is a party to any Tax sharing, Tax indemnity or Tax allocation agreement, and neither the Company nor any Subsidiary has any continuing obligations or Liabilities under any such agreement.

(g)   Neither the Company nor any Subsidiary has been a member of an affiliated or other group filing a consolidated, combined, unitary or similar Tax Return (other than a group the common parent of which is the Company).  Neither the Company nor any Subsidiary has any liability for Taxes of any person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(h)   During the five-year period ending on the date hereof, neither the Company nor any Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.  Neither the Company nor any Subsidiary has participated in any “listed transaction” as defined in section 1.6011-4(b)(2) or section 301.6111-2(b)(2) of the Treasury Regulations.

Section 3.13                            Related Party Interests and Transactions.

(a)   For purposes of this Section 3.13, the term “Affiliated Person“ means (i) any holder of more than 5% of the Company Common Stock or Company Preferred Stock, (ii) any director or executive officer of the Company, (iii) any member of the immediate family of any of such Persons, or (iv) any Person that is controlled by any of the foregoing.

(b)   Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, or as disclosed in Section 3.13 of the Company Disclosure Letter, no Affiliated Person is presently a party to any agreement with the Company or any of its Subsidiaries of the type or amount required to be disclosed pursuant to Item 404 of Regulation S-K.

(c)   The Company and its Subsidiaries do not have any liabilities or obligations, actual or contingent, to Chronimed, Inc., or any of its Affiliates under any Contract or otherwise.

Section 3.14                            Intellectual Property.

(a)   Except as set forth in Section 3.14(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries is the sole owner of, or is validly licensed or otherwise has the right to use (without any obligation to make any material fixed or contingent payments, including royalty payments) all patents, patent applications, trademarks, trademark applications, registrations and other rights, trade names and trade dress, trade name rights, domain names, service marks, service mark rights, service names, copyrights, copyright applications and registrations, technical information including engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, trade secrets, know-how, confidential information and other proprietary property, rights and interests and documentation and all of the goodwill associated with any of the foregoing (collectively, “Intellectual Property Rights“) which are material to the conduct of its business, and the Company’s and its Subsidiaries ownership interest or licensed rights in such Intellectual Property Rights are free and clear of all Liens.  Section 3.14(a) of the Company Disclosure Letter sets forth a list of all agreements under which the Company or any of its Subsidiaries is obligated to make payments to third parties for use of any Intellectual Property Rights with respect to the commercialization of any products that are, as of the date hereof, being sold, manufactured by or under development by the Company or any of its Subsidiaries.   The execution, delivery or performance of the transactions contemplated by this Agreement will not conflict with, alter or otherwise impair any of the Company’s or its Subsidiaries Intellectual Property Rights.

(b)   No claims are pending or, to the Knowledge of the Company, threatened, that the Company or any of its Subsidiaries has infringed, is infringing or has misappropriated the rights of any Person with regard to any Intellectual Property Right or any products that are, as of the date hereof, being sold, manufactured by or on behalf of the Company or any of its Subsidiaries. To the knowledge of the Company, the Company or its Subsidiaries are not infringing, and have not misappropriated any of the Intellectual Property Rights of any Person.  To the Knowledge of the Company, no Person or Persons have infringed, are infringing or have misappropriated the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right.

(c)   No claims are pending or, to the Knowledge of the Company, threatened with regard to the Company’s or any of its Subsidiaries’ ownership of, license to or the validity or enforceability of any of its Intellectual Property Rights.  Except as set forth in Section 3.14(c) of the Company Disclosure Letter, all employees of the Company or its Subsidiaries, and all consultants and independent contractors retained by the Company or its Subsidiaries, in each case who have contributed to or participated in the conception and development of any of the Intellectual Property Rights of the Company or its Subsidiaries (other than those Intellectual Property Rights licensed to the Company or its Subsidiaries by third parties), have executed and delivered to the Company or such Subsidiary a proprietary information agreement and appropriate instruments of assignment in the forms provided to Buyer that have conveyed to the

Company or its Subsidiary full, effective, exclusive and original ownership to such Intellectual Property Rights.

(d)   Section 3.14(d) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of all patents, registered trademarks and applications therefor owned by or licensed to the Company or any of its Subsidiaries, all of which patents, trademarks and applications identified therein as owned by the Company or its Subsidiaries are owned free and clear of all material Liens. The patent applications listed in Section 3.14(d) of the Company Disclosure Letter are pending and have not been abandoned, and have been and continue to be prosecuted by patent counsel. All patents, trademarks and applications therefor owned by or licensed to the Company or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Authority in the jurisdiction indicated in the Company Disclosure Letter, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect. None of the patents or patent applications listed in Section 3.14(d) of the Company Disclosure Letter has expired or has been declared invalid, in whole or in part, by any Governmental Authority, and to the Knowledge of the Company, there are no published patents, patent applications, articles or other prior art references or any other material facts that should have been disclosed to the relevant Governmental Authority by the Company or its patent counsel, or which would reasonably be expected to prevent any such patent application from issuing, or which could otherwise form a basis for a finding that such patents, if issued, would not be valid and enforceable in accordance with applicable regulations.  With respect to the patents and patent applications listed in Section 3.14(d) of the Company Disclosure Letter: (i) there are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings involving any such patents or patent application, including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, (ii) to the Knowledge of the Company, such patents and patent applications properly identify each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such patent is issued or such patent application is pending, and (iii) each inventor named on such patents and patent applications has executed an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or any of its Subsidiaries. Furthermore, each such inventor has executed an agreement with the Company or any of its Subsidiaries obligating such inventor to assign the entire right, title and interest in and to such patent or patent application, and inventions embodied and claimed therein, to the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or any of its Subsidiaries under such agreement with the Company or such Subsidiary.

(e)   Section 3.14(e)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted to the Company or any of its Subsidiaries (other than software licenses for generally available software), or granted by the Company or any of its Subsidiaries to any other Person.  Section 3.14(e)(ii) of the Company Disclosure Letter sets forth a complete and accurate list of all options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted by the Company or any of its Subsidiaries or with respect to the marketing or distribution thereof.

(f)   No material trade secret of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person to any Person except pursuant to licenses or contracts requiring such other Persons to keep such trade secrets confidential.  The Company’s Intellectual Property Rights have been maintained in confidence in accordance with protection procedures customarily used in the industries of the Company and its Subsidiaries to protect rights of like importance.

Section 3.15                            Regulatory Compliance.

(a)   As to each product (each, a “Drug Product“) that is being developed, manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries as of the date hereof, such Drug Product is being developed, manufactured, tested, distributed and/or marketed by the Company and its Subsidiaries in compliance with all applicable requirements under the FDCA, the FDA regulations promulgated thereunder, and under similar Laws (including in any foreign jurisdiction), including those relating to investigational use, premarket clearance, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for failures to be in compliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.  None of the Company or any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Authority (A) contesting the premarket clearance or approval of, or, the uses of or the labeling and promotion of, any of the Company’s products or (B) otherwise alleging any violation of any Law by the Company or any of its Subsidiaries.

(b)   Section 3.15(b) of the Company Disclosure Letter sets forth each application with respect to a Drug Product that has been submitted for approval by the Company or its Subsidiaries in the United States under the FDA regulations or outside of the United States under similar laws of other Governmental Authorities.

(c)   No Drug Products have been recalled, withdrawn, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) by order of the FDA or any other Governmental Authority.  No proceedings in the United States and outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Drug Product are pending against the Company or any of its Subsidiaries, nor have any such proceedings been pending at any prior time.

(d)   None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, employees or agents has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Authority to invoke any similar policy.  None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective officers, employees or agents, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. sec. 335a(a) or any similar Law or authorized by 21 U.S.C. sec. 335a(b) or any similar Law.

(e)   None of the Company or any of its Subsidiaries has received any notice or has any Knowledge that the FDA or any other Governmental Authority (i) has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or any of its Subsidiaries, (ii) has commenced, or threatened to initiate, any action to enjoin at any facility at which any product of the Company or any of its Subsidiaries is produced or (iii) has requested or is otherwise considering any change in the distribution procedures for Xyrem since October 1, 2004.  Section 3.15(e) of the Company Disclosure Letter identifies any FDA form 483s and any FDA or similar foreign regulatory warning letters received by the Company or its Subsidiaries since January 1, 2004.  The Company has made available to Buyer a list of all correspondence between the FDA and the Company or its Subsidiaries with respect to Xyrem, and the dates of all FDA meetings held with respect to Xyrem since its approval on July 17, 2002, and the Company has provided Buyer with true and complete copies of the FDA minutes with respect to all such FDA meetings after such date.   Section 3.15(e) of the Company Disclosure Letter lists any “serious adverse events”, as defined in the applicable FDA regulations, that have been reported to the FDA since January 1, 2004 with respect to Xyrem.

Section 3.16                            Properties.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company or one of its Subsidiaries (a) has good and valid title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except Permitted Liens or such other imperfections or irregularities of title, easements, covenants, rights-of-way and other Liens as do not materially impair the continued use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the Company’s Knowledge, the lessor.

Section 3.17                            Environmental Matters.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (a) the operations of the Company and its Subsidiaries are, and at all times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Company Permits required by Environmental Laws, (b) there are no pending or, to the Knowledge of the Company, threatened, suits, actions, investigations or proceedings under or pursuant to Environmental Laws against the Company or any of its Subsidiaries or involving any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased or other sites at which Hazardous Materials were disposed of, or allegedly disposed of, by the Company or any of its Subsidiaries, (c) to the Company’s Knowledge, the Company and its

Subsidiaries have received no written allegations of any liabilities, obligations or contingencies under any Environment Law and the Company has no Knowledge or any pending or threatened such allegations, and (d) neither the Company nor any of its Subsidiaries has generated, transported, treated, stored, installed, disposed of or released any Hazardous Materials in violation of, or in a manner that would reasonably be expected to give rise to liability to the Company or its Subsidiaries under, any Environmental Laws.

Section 3.18                            Employment.

(a)                                  The Company, each of its Subsidiaries and each ERISA Affiliate is in compliance with all applicable Law and Contracts relating to each Company Benefit Arrangement, employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including employee compensation matters, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 No union organizing effort with respect to employees of the Company or any of its Subsidiaries is underway and there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Except as set forth in Section 3.18(b) of the Company Disclosure Letter, there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees which have, or would reasonably be expected to result in, an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

(c)                                  To the Knowledge of the Company, neither the Company, its Subsidiaries, nor any ERISA Affiliate has at any time since the enactment of ERISA, sponsored a “multiemployer plan” as defined in Section 3(37) of ERISA.  Neither the Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA.  To the Knowledge of the Company, no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code) has occurred with respect to any Company Benefit Arrangement that is not subject to Title IV of ERISA.

(d)                                 With respect to the Company, any of its Subsidiaries and any ERISA Affiliate, the Company has made available to Buyer (i) all employee benefit plans within the meaning of Section 3(3) of ERISA currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, (ii) each outstanding loan from the Company, any of its Subsidiaries or an ERISA Affiliate to an employee, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, (iv) all bonus, pension, profit sharing, savings, retirement, deferred compensation or incentive plans, programs or arrangements currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees that are currently contributed to, sponsored by or maintained by the Company or any of its Subsidiaries, and (vi) all employment or service agreements with a current service provider (except for offer letters providing for at-will employment which do not provide for severance, acceleration or post-termination benefits except as required by the law or applicable custom or rule of the relevant jurisdiction outside of the United States), and (vii) all change of control agreements or severance agreements or plans, written or otherwise, for the benefit of, or relating to, any current director, officer or employee of the Company (collectively, the “Company Benefit Arrangements“).

(e)                                  Except as set forth in Section 3.18(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any Contract with any director, officer or employee of the Company (i) the benefits of which are contingent, or the terms of which are materially altered as a result of the execution of this Agreement, stockholder approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) (including any single or double-trigger severance), or (ii) providing any fixed term of employment.  No Company Benefit Arrangement will provide benefits that shall be increased, or the vesting of benefits of which shall be accelerated or the value of any of the benefits of which shall be calculated as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)).  To the Knowledge of the Company, there is no agreement, plan, arrangement or other Contract covering any current or former employee or consultant of the Company or any of its Subsidiaries or ERISA Affiliate to which the Company and/or any such Subsidiary is a party or by which the Company and/or any such Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transaction contemplated by this Agreement (or any event subsequent to and in combination with the Merger), result in a payment that would reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

Section 3.19                            Suppliers.   Section 3.19 of the Company Disclosure Letter sets forth a true and complete list of all Contracts to which the Company or its Subsidiaries is a party as of the date hereof or with respect to which the Company or its Subsidiaries has any ongoing liabilities, obligations or commitments as of the date hereof, in each case relating to the research, development, distribution, training, sale, license, marketing and supply of components for, and the manufacturing by any third parties of, Xyrem, Antizol and Cystadane.  Except as described in Schedule 3.19 of the Company Disclosure Letter, since January 1, 2004, there has not been (i) any material change in the business relationship of the Company or any of its Subsidiaries with any third party identified in Section 3.19 of the Company Disclosure Letter, including any material dispute between such parties or any actual or threatened termination of such relationship by either party or (ii) any change in any material term (including credit terms) of such Contracts or related arrangements with any such party.  The Company has made available to Buyer true and complete copies of all such Contracts.

Section 3.20                            Insurance.  Section 3.20 of the Company Disclosure Letter identifies all material fire and casualty, general liability, products liability, business interruption or other insurance policies maintained by the Company and any of its Subsidiaries.  Such policies are in full force and effect and neither the Company nor any of its Subsidiaries is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received with respect to any such policy.  True and complete copies of all such policies have been delivered or made available to Buyer.

Section 3.21                            State Takeover Statutes.   No “fair price,” “moratorium,” “control share acquisition,” “affiliate transaction,” “business combination” or other similar anti-takeover statute or regulation enacted under any state Law or foreign Law (a “Takeover Statute“) is applicable to the Merger or Voting Agreement, including, without limitation, any provision of the DGCL, after giving effect to the actions of the Board of Directors of the Company as described in Section 3.5(b).  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any rights agreement or “poison pill” anti-takeover plan.

Section 3.22                            Brokers.   No broker, finder, investment banker or other Person (other than Banc of America Securities LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.  The Company has heretofore furnished to Buyer and Sub a complete and correct copy of all agreements between the Company or any of its Subsidiaries and Banc of America Securities LLC pursuant to which such firm would be entitled to payment relating to the transactions contemplated by this Agreement.  The Company has provided Buyer with a good faith estimate of the Company’s transaction expenses incurred to date with respect to the sale of the Company.

Section 3.23                            Fairness Opinion.   Prior to or concurrently with the execution of this Agreement, the Company’s Board of Directors has received from its financial advisors, Banc of America Securities LLC, a written opinion addressed to it for inclusion in the Proxy Statement to the effect that the Merger Consideration proposed to be received by the holders of Company Common Stock, other than the holders of Company Common Stock party to the Voting Agreement, is fair from a financial point of view to such holders of Company Common Stock.

Section 3.24                            Information Supplied.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any Exchange Act filings will, at the time such Exchange Act filings are made with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer or Sub for inclusion or incorporation by reference in the Proxy Statement or any Exchange Act filings.

Section 3.25                            Fomepizole Injection.   The Company is not aware of the filing with the FDA by any third party of an ANDA for a fomepizole injection.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF BUYER AND SUB

Buyer and Sub each hereby, jointly and severally, represents and warrant to the Company, except as set forth in a disclosure letter (the “Buyer Disclosure Letter“) delivered to the Company on the date of this Agreement (which disclosure letter shall be arranged in sections corresponding to the numbered and lettered sections of this Article IV, and any information disclosed in any such section of the disclosure letter shall be deemed to be disclosed only for purposes of the corresponding section of this Article IV, unless it is readily apparent on the face thereof that the disclosure contained in such section of the disclosure letter contains enough information regarding the subject matter of other representations and warranties contained in this Article IV as to clearly qualify or otherwise clearly apply to such other representations and warranties), as follows:

Section 4.1                                   Organization, Standing and Power.   Each of Buyer and Sub is duly organized and validly existing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to carry on its business as it is now being conducted.  Each of Buyer and Sub has delivered to the Company true and complete copies of its certificate of incorporation (and all amendments thereto) and by-laws (as currently in effect).

Section 4.2                                   Authority; Binding Agreement.   Each of Buyer and Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized on the part of Buyer and Sub and, other than consents previously obtained, no other proceedings on the part of Buyer and Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of each of Buyer and Sub, enforceable against Buyer and Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

Section 4.3                                   Non-Contravention.   The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Buyer and Sub with any of the provisions hereof will not conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, cancellation or acceleration or require any consent, waiver or approval (other than consents, waivers or approvals that have already been obtained) under, (i) any provision of the organizational documents of Buyer or Sub, (ii) any Contract to which Buyer or Sub is a party, or is bound or to which any of Buyer’s or Sub’s property or assets is subject or (iii) any applicable provision of any Law by which Buyer or Sub is bound or to which any of their property or assets is subject, other than in the cases of clauses (ii) and (iii), any such conflicts, violations, breaches or defaults, or failure to obtain consents, waivers or approvals, which, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.  As used herein, “Buyer Material Adverse Effect“ shall mean a materially adverse effect of the ability of Buyer or Sub to consummate the Merger.

Section 4.4                                   No Consents.   Except for (i) filing and recordation of appropriate merger documents as required by the DGCL, (ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, and (iii) filings and approvals set forth in Schedule 4.4, no notice to, filing with, or authorization, registration, consent or approval of any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Buyer or Sub, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.5                                   Litigation.   Neither Buyer nor Sub is party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 4.6                                   Ownership of Sub; No Prior Activities.   Sub is a direct wholly owned subsidiary of Buyer.  Sub has not conducted any activities other than in connection with the organization of Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  Sub has no Subsidiaries.

Section 4.7                                   Brokers.   Other than fees and commissions which would not be borne by the Company in the event the Closing does not occur, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or Sub.

Section 4.8                                   Information Supplied.   None of the information supplied or to be supplied by Buyer or Sub to the Company for inclusion or incorporation by reference in the Proxy Statement or any other Exchange Act filings to be made by the Company in connection with the transactions contemplated by this Agreement will, at the time such Exchange Act filings are made with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  No representation or warranty is made by Buyer or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in any Exchange Act filings.

Section 4.9                                   Financing; Adequacy of Funds.

(a)   Buyer and Sub have received a commitment letter (the “Commitment Letter”) with respect to a financing arrangement to provide funds for a portion of the Merger Consideration (the “Financing”), a copy of which has been delivered to the Company.  Buyer and Sub collectively will have at the Effective Time, sufficient funds, assuming the receipt of the funds in the Financing, to pay the Merger Consideration for all outstanding shares of Company

Capital Stock pursuant to this Agreement and to perform Buyer’s and Sub’s obligations under this Agreement.

(b)   Stockholders of Buyer holding the requisite number of the outstanding shares of capital stock of the Company have consented to the Financing on the terms provided in the Commitment Letter and the making of a capital call under the terms of the Company’s Preferred Stock Purchase Agreement dated January 27, 2004 in an amount which, together with the funds to be received in the Financing as described in Section 4.9(a) above, will be sufficient for Buyer and Sub to pay the Merger Consideration for all outstanding shares of Company Capital Stock pursuant to this Agreement and to perform Buyer’s and Sub’s obligations under this Agreement, and which amount in any event shall be at least equal to the dollar amount set forth on Section 4.9(b) of the Buyer Disclosure Letter.

Section 4.10                            No Buyer Vote Required.   No vote or other action of the stockholders of Buyer is required by Law, Buyer’s Certificate of Incorporation or Buyer’s By-laws or otherwise in order for Buyer and Sub to consummate the Merger and the transactions contemplated hereby other than such affirmative vote of the stockholders of Buyer as has already been obtained.

Section 4.11                            Fomepizole Injection.   Buyer is not aware of the filing with the FDA by any Third Party of an ANDA for a fomepizole injection.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1                                   Conduct of Business by the Company Pending the Merger.

(a)   Except for matters set forth in Section 5.1(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Closing Date (the “Pre-Closing Period“), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts, file its Tax Returns and pay its Taxes, in each case when due (taking into account any applicable extensions), to continue to make maintenance capital expenditures to the extent set forth in Section 5.1(a) of the Company Disclosure Letter, to market and promote its business in the ordinary course of business consistent with past practices and use its commercially reasonable best efforts to preserve its current business organization, assets and technology, keep available the services of its current officers and employees and keep its relationships with customers, collaborators, suppliers, licensors, licensees, distributors and others having business dealings with them.  In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.1(a) of the Company Disclosure Letter or otherwise contemplated by this Agreement, during the Pre-Closing Period, Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Buyer and Sub:

(i)                                     amend its Restated Certificate or Restated Bylaws or similar organizational documents or change the number of directors constituting its entire board of directors;

(ii)                                  (I)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that (1) the Company shall be permitted to pay dividends to the holders of Preferred Stock in accordance with the Company’s Certificate of Incorporation (provided, however, that such dividends shall be paid solely in cash if so requested in writing by Buyer), and (2) a wholly owned Subsidiary of Company may declare and pay a dividend or make advances to its parent or Company or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (II) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock or other equity interests, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests, or (C) of its other securities, other than shares of Company Common Stock or Company Preferred Stock issued upon the exercise of any Options, Warrants or Company Preferred Stock outstanding on the date hereof in accordance with the terms thereof, as the case may be, as in effect on the date hereof; or (III) split, combine or reclassify any of its outstanding capital stock or other equity interests or amend the terms of any rights, warrants or options to acquire its capital stock or other securities;

(iii)                               acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries) or (B) any assets, including real estate, in an amount exceeding $5,000 individually or $25,000 in the aggregate, except purchases of assets, including without limitation, inventory, equipment and supplies in the ordinary course of business consistent with past practice;

(iv)                              (A) sell, lease, encumber or otherwise dispose of any material assets or rights other than (1) products and inventory in the ordinary course of business consistent with past practice, (2) equipment and property no longer used in the operation of the Company’s business, or (3) assets related to discontinued operations or (B) grant or suffer any Liens other than Permitted Liens on any of their assets or rights other than in the ordinary course of business consistent with past practice;

(v)                                 (A) amend, modify or terminate any Company Material Contract, waive, release or assign any material rights, claims or benefits thereunder or enter into any new Contract which would be a Company Material Contract, (B) amend, modify or terminate any Contract with a material manufacturer or supplier of materials, components or services for Xyrem, Antizol and Cystadane products or components, or waive, release or assign any material rights, claims or benefits thereunder, (C) enter into any new Contract with any Person (other than the FDA) with regards to or relating to Xyrem, (D) make any agreements with the FDA concerning Xyrem, provided that Buyer’s consent with respect to the foregoing shall not be unreasonably withheld, or (E) sell, transfer or license to any Person or otherwise extend, amend, or modify any rights to the Intellectual Property Rights of the Company or its Subsidiaries;

(vi)                              (A) enter into any employment or severance agreement with or grant any severance or termination pay to any officer, director or employee of Company or any Subsidiary of the Company; or (B) hire or agree to hire any new or additional employees or executive officers;

(vii)                           except as required to comply with applicable Law or as required by the terms of this Agreement, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Benefit Plan or other arrangement for the current or future benefit or welfare of any director, executive officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice, employee, (C) pay any benefit not provided for under any Company Benefit Plan or adopt any new Company Benefit Plan or benefit, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options except for grants set forth in Section 5.1(a)(vii) of the Company Disclosure Letter), stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or Company Benefit Plan;

(viii)                        (A) incur or assume any indebtedness for borrowed money (whether long-term or short-term); (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (C) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries or customary loans or advances to employees for travel or similar business expenses in accordance with past practice in an amount not exceeding $10,000 individually or $50,000 in the aggregate); or (D) settle or compromise any claim, litigation or other legal proceeding other than in the ordinary course of business, in accordance with past practice, and without admission of liability or pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such other claims, liabilities or obligations for the amounts reserved against in the consolidated financial statements of the Company;

(ix)                                change any accounting method used by it unless required by GAAP or by applicable Law;

(x)                                   (A) settle or compromise any material Tax liability, (B) amend any material Tax return, (C) enter into or modify any material agreement relating to Taxes, (D) make or change any material Tax election, (E) surrender any right to claim a refund of Taxes, or (F) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xi)                                revalue any assets of the Company, except as required by GAAP or by applicable Law;

(xii)                             enter into any new line of business or enter into any Contract that restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business;

(xiii)                          take any action such that (A) the aggregate cash and cash equivalents of the Company and its Subsidiaries on a consolidated basis that would appear on a consolidated balance sheet of the Company prepared in accordance with GAAP as of the Closing Date would be an amount less than $3,000,000 if the Closing Date is on or prior to June 30, 2005 or (B) net current assets on the Closing Date would be less than $1,000,000 (and if the Closing does not occur by June 30, 2005, Buyer and the Company agree to work together in good faith to address the cash requirements of the Company and its Subsidiaries);

(xiv)                         take or omit to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect in any material respect as of the date when made if such action had then been taken or omitted, or which would reasonably be expected to result in any of the conditions set forth in Article VI hereof not being satisfied; or

(xv)                            enter into an agreement to do any of the foregoing, or to authorize any of the foregoing.

(b)   Advice of Changes; Governmental Filings; Confidentiality.   The Company shall confer with Buyer on a regular and frequent basis, report on operational matters and promptly advise Buyer orally and in writing of any change or event having, or that would reasonably be expected to have, a Buyer Material Adverse Effect or Material Adverse Effect, as the case may be, or that would cause or constitute a breach of any of the representations, warranties or covenants of the Company contained herein; provided, however, that with respect to any breach of any representation, warranty or covenant, any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VII or give rise to any right of termination under Article VIII unless the underlying breach shall independently constitute such a breach of this Agreement.  The Company shall file all reports required to be filed by it (or its Subsidiaries) with the SEC between the date hereof and the Closing Date and shall deliver to Buyer and Sub copies of all such reports promptly after the same are filed.  Each of the Company, Buyer and Sub shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties agrees to act reasonably and as promptly as practicable and all information provided in connection with such obligations shall be subject to the terms of the Confidential Disclosure Agreement, dated December 6, 2004, by and between the Company and Buyer, as amended (the “Confidentiality Agreement“), the terms of which shall survive the termination of this Agreement and continue in full force and effect.  Each party agrees that it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

(c)   Access to Information.   The Company shall afford to Buyer, and to Buyer’s officers, employees, accountants, counsel, financial advisors and other representatives, reasonable access during normal business hours during the period prior to the earlier of the

Effective Time or the termination of this Agreement to all its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Buyer (i) a copy of each report, schedule and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Buyer may reasonably request.  Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Buyer shall hold, and shall cause it officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.  No investigation pursuant to this Section 5.1(c) or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

(d)   Stockholder Litigation.   The Company shall give the Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, however, that no settlement shall be agreed to by the Company without Buyer’s prior written consent, which consent shall not be unreasonably withheld.

(e)   Control of Other Party’s Business.   Nothing contained in this Agreement shall give Buyer or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing Date.  Prior to the Closing Date, each of Buyer, Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2                                   No Solicitation.

(a)   The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any Representative of, the Company or any of its Subsidiaries to, directly or indirectly (i) solicit, initiate, cause, encourage, or facilitate the making, submission or announcement of any Takeover Proposal, (ii) enter into any letter of intent or similar document or any agreement, contract or commitment (whether or not binding) contemplating, relating to or constituting a Takeover Proposal, other than a confidentiality agreement as permitted below in this paragraph (a), (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be likely to lead to, any Takeover Proposal (other than to inform any Person making inquiries of the restrictions set forth in this Section 5.2), (iv) approve, endorse or recommend any Takeover Proposal (except to the extent specifically permitted by Section 5.2(b)) or (v) take any action to render inapplicable or to exempt any Third Party from, any state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares of capital stock, including DGCL Section 203.  The Company and its Subsidiaries will immediately cease, and will cause its Representatives to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Takeover Proposal.  Notwithstanding the foregoing, prior to obtaining the Required Company Vote, (A) the Board of Directors may, in response to a Takeover Proposal that it determines is, or could reasonably be likely to lead to, a Superior Proposal that did not result from a breach of this Section 5.2(a) and subject to compliance with Sections 5.2(c) and (d), to the extent that the Board of Directors determines in good faith (after consultation with outside counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (x) furnish information with respect to the Company to the Person making such Takeover Proposal and such Person’s Representatives pursuant to a confidentiality agreement having terms at least as restrictive as the terms contained in the Confidentiality Agreement, and subject to simultaneously with furnishing any such information to the Person making such Takeover Proposal furnish such information to Buyer to the extent not previously provided to Buyer and (y) participate in discussions or negotiations with the Person making such Takeover Proposal and its Representatives regarding such Takeover Proposal, provided that in each case the Company shall have complied with the provisions of the following clause (B) with respect to such Takeover Proposal, and (B) the Company shall, promptly after receipt of any Takeover Proposal, any request for nonpublic information or any inquiry relating in any way to any Takeover Proposal (and in any event within 48 hours), (i) provide to Buyer and Sub any and all documentation (including such proposal documents), correspondence, information relating to and substance of discussions and any proposed agreements received by any of the Company, its Subsidiaries, the Principal Company Stockholders or any Representative thereof in connection with any such Takeover Proposal, (ii) inform Buyer and Sub and the Company of the material terms and conditions of such Takeover Proposal and the substance of any discussions relating to such Takeover Proposal, and (iii) keep Buyer and Sub and the Company fully informed of the status, including any change to the details of such Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or Affiliate of the Company, whether such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b)   Except as set forth in this Section 5.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to any Person other than its Representatives, to withdraw or modify, in a manner adverse to Buyer and Sub, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose to any Person other than its Representatives, to approve or recommend, any Takeover Proposal or (iii) enter into any letter of intent, agreement in principle, heads of agreement, acquisition agreement or similar agreement with respect to any Takeover Proposal; provided, however, that prior to the Required Company Vote, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, or  terminate this Agreement pursuant to Section 8.1(f), in each case if (A) the Company shall have received a Takeover Proposal that constitutes a Superior Proposal which is pending and has not been withdrawn at the time the Company determines to take such action, (B) the Board of Directors shall have determined in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law, (C) at least four (4)   business days shall have passed following the delivery to Buyer and Sub of written notice from the Company advising Buyer and Sub that the Board of Directors has received such Takeover Proposal that constitutes a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal and all documents received by the Company or its

Representatives in connection with such Superior Proposal), and, the Company has negotiated with Buyer and Sub (to the extent requested by Buyer or Sub) in good faith during such four (4) business day period with respect to the terms of Buyer and Sub’s offer, taking into account the terms and conditions of any revised or new offer that Buyer and Sub have made to the Company which has been received by the Company within such four (4) business day period, the Board of Directors affirms its determination, after consultation with outside counsel, that the failure to take any such action would be inconsistent with the Board of Directors’ fiduciary duties under applicable Law, (D) the Company and its Subsidiaries are in compliance with and have not breached the terms of this Section 5.2 and (E) in the case of any action under clause (iii) of the first sentence of this Section 5.2(b), the Company shall (x) prior to such action, terminate this Agreement pursuant to Section 8.1(f) hereof and (y) pay the Termination Fee to the Company in accordance with Section 8.5(a)(i).

(c)   In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, the Company shall promptly advise Buyer and Sub of (i) the receipt by the Company, a Subsidiary of the Company or any of their respective Representatives of (A) any request for information or other inquiry that the Company believes is reasonably likely to lead to a Takeover Proposal or (B) of any Takeover Proposal, (ii) the terms and conditions of any such request, Takeover Proposal or inquiry (including any subsequent amendment or other modification to such terms and conditions) and (iii) the identity of the Person making such request, Takeover Proposal or inquiry.  The Company shall promptly keep Buyer and Sub informed in all material respects of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

(d)   Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or making any required factual disclosure to the stockholders of the Company related thereto.

(e)   For purposes of this Agreement:

(i)                                     “Representatives” of a Person means such Person’s officers, directors, managers (if such Person is a limited liability company), key employees, investment bankers, attorneys, accountants, auditors or other advisors or representatives;

(ii)                                  “Superior Proposal“ means any bona fide written offer not solicited by or on behalf of the Company made by a Third Party to consummate a tender offer, exchange offer, merger, recapitalization, reclassification, business combination, consolidation or similar transaction which would result in such Third Party (or in the case of a direct merger between such Third Party and the Company, stockholders of such Third Party) owning, directly or indirectly, more than 50% of the value and voting power of the Company Common Stock then outstanding (or of the surviving entity in a merger), or all or substantially all of the assets of the Company, which the Board of Directors determines in its good faith judgment (following consultation with outside counsel and with a financial advisor of nationally recognized reputation) (i) to be more favorable to the Company’s stockholders than the Merger from a financial point of view (taking into account all the terms and conditions or such offer, this

Agreement and any revised or, if applicable, new offer from Buyer and Sub which has been received by the Company) and (ii) to be fully financed, reasonably likely to receive all required government approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the proposal.

(iii)                               “Takeover Proposal” means any bona fide written proposal or offer, which proposal or offer is specific as to price, from any Third Party relating to, (A) any direct or indirect acquisition or purchase by a Third Party, in one transaction or a series of related transactions, of 25% or more of the aggregate fair value of the assets (including capital stock or other ownership interests in Subsidiaries) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or of shares of Company Common Stock or any other class or series of equity or voting securities of the Company or any of its Subsidiaries representing more than 25% of the total outstanding voting power of the Company, (B) any tender offer or exchange offer or other transaction that if consummated would result in any Third Party beneficially owning  outstanding shares of Company Common Stock or any other class or series of equity or voting securities of the Company or any Subsidiary of the Company representing more than 25% of the outstanding voting power of the Company, or (C) any merger, consolidation, business combination, recapitalization, reclassification, share exchange, liquidation, dissolution or similar transaction or series of related transactions involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 75% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), other than the transactions contemplated by this Agreement.

(iv)                              “Third Party” means a Person (or “group” of Persons (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder)) other than Buyer, Sub or any of their respective controlled Affiliates.

Section 5.3                                   Standstill Agreements.   During the period from the date of this Agreement through the Effective Time, the Company agrees it will use its reasonable best efforts to enforce, and will not terminate, amend, modify or waive any provision of, any confidentiality or standstill agreement (or similar agreement) to which it or any of its Subsidiaries is a party.

Section 5.4                                   Suspension of Stock Purchase Plan.   The Company shall amend, effective as of the date hereof, the Company’s Employee Stock Purchase Plan to halt purchases under the Plan such that no issuances of any shares of Company Common Stock shall be made following the date of this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1                                   Stockholders Meeting.

(a)   In accordance with the Company’s Restated Certificate and Restated Bylaws, the Company shall promptly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement (the “Company Stockholders Meeting“) and, except as otherwise permitted pursuant to Section 5.2, shall use its reasonable best efforts to obtain from the stockholders of the Company the Required Company Vote, subject to the provisions of Section 5.2(b) permitting the Board of Directors of the Company to withdraw or modify its recommendation under certain specified circumstances and conditions.   Without the prior written consent of Buyer, the approval and adoption of this Agreement is the only matter (other than procedural matters) that the Company shall propose to be acted on by its stockholders at the Company Stockholders Meeting.   Notwithstanding any change of recommendation that may be made by the Board of Directors in compliance with the terms of Section 5.2, approval and adoption of this Agreement shall be submitted to the Company’s stockholders at the Company Stockholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligations.

(b)   The Company will promptly prepare and file all materials required to be filed under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act“) as well as all other applicable state or foreign securities laws, and Buyer and Sub will cooperate with the Company in the preparation of such materials.  Such materials shall include a proxy statement in the form mailed by the Company to its respective stockholders, together with any and all amendments or supplements thereto, which materials are herein referred to as the “Proxy Statement.”  The Company will use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement, and will cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable, and in no event later than the fifth business day following completion of any SEC review of the Proxy Statement.  The Proxy Statement shall, except as expressly otherwise permitted by Section 5.2(b), contain the recommendation of the Board of Directors that the Company’s stockholders approve the Merger, this Agreement and the other transactions contemplated hereby and thereby, provided, that the Board of Directors may withdraw, modify or change its recommendation of the Merger and this Agreement in accordance with Section 5.2(b) to the extent all requirements thereof are satisfied.

(c)   Buyer and Sub will furnish the Company with such information concerning Buyer and its Subsidiaries as is necessary in order to cause the Proxy Statement, insofar as it relates to Buyer and its Subsidiaries, to comply with applicable Law.  Buyer and Sub agree to promptly advise the Company if, at any time prior to any meeting of the stockholders of the Company referenced herein, any information provided by them or the Company in the Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission.  Buyer and Sub will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Buyer and Sub or the Company and its Subsidiaries, to comply with applicable Law after the mailing thereof to the stockholders of the Company.

(d)   The Company shall make all preliminary filings of the Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Exchange Act.

Section 6.2                                   Fees and Expenses.   Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement in accordance with its terms and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees, costs and expenses.

Section 6.3                                   Public Announcements.   The parties shall issue a joint initial press release announcing the execution of this Agreement as may be mutually agreed.  Thereafter, the parties will consult with one another prior to issuing any press release or otherwise making any public communications in connection with the Merger or the other transactions contemplated by this Agreement and will provide each other with a meaningful opportunity to review and comment upon any such press releases or other public communications, and prior to making any filings with any third party and/or any Governmental Authority with respect to the Merger or the other transactions contemplated by this Agreement, the parties will consult with one another prior to making such filings and will provide each other with a meaningful opportunity to review and comment upon such filings, except as may be required by applicable Law, legal process, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service.

Section 6.4                                   Approvals and Consents; Reasonable Best Efforts; Cooperation.

(a)   From and after the date hereof until the Closing Date, each of Buyer, Sub and the Company shall each use its respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things which are, in its judgment, reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective as expeditiously as practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, and as applicable, (i) filing as soon as practicable, but in any event within five (5) business days of the date hereof, if required to be filed, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and filing as soon as practicable any form or report required by any other Governmental Authority relating to antitrust, competition, or trade regulation matters, including without limitation, any relevant foreign antitrust authority), (ii) promptly applying for, diligently pursuing through to completion, and using reasonable best efforts to obtain prior to the Closing Date all consents, approvals, authorizations, permits and clearances of Governmental Authorities and third parties required of it to consummate the Merger, (iii) providing such information and communications to Governmental Authorities as they may reasonably request, (iv) effecting all necessary registrations, filings and submissions and using reasonable best efforts to have lifted any injunction, order or decree of a court or other Governmental Authority of competent jurisdiction or other legal bar to consummation of the Merger or otherwise restraining or prohibiting the consummation thereof (and, in such case, proceeding with the consummation of the Merger as expeditiously as practicable), including through all possible appeals, unless waived by Buyer, Sub and the Company, (v) assisting and cooperating with each other to obtain all permits and clearances of Governmental Authorities that are necessary, and preparing any document or other information reasonably required of it to consummate the Merger, and (vi) executing and delivering any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the Merger, and fully carrying out the purposes of, this Agreement.  Prior to the expiration of the waiting period (and any extensions thereof) applicable to the Merger under the HSR Act, each of Buyer, Sub and the Company agrees that, except as otherwise expressly contemplated by this Agreement, they will not take any action that would reasonably be expected to materially and adversely affect or materially delay the Closing Date or the ability of any of the parties to satisfy any of the conditions to the Closing Date or to consummate the Merger by reason of any matter related to antitrust, competition or trade regulation.

(b)   In furtherance of and without limitation of the foregoing, each of Buyer, Sub and the Company shall (i) respond as promptly as practicable to any reasonable inquiries or requests received from any Governmental Authority for additional information or documentation; (ii) promptly notify the other parties hereto of any written communication to that party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other parties to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other parties in connection therewith); and (iii) furnish the other parties with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or their respective staffs on the other hand, with respect to this Agreement and the Merger; all with a view towards the prompt completion of the Merger and the transactions contemplated by this Agreement.

Section 6.5                                   Indemnification; Directors’ and Officers’ Insurance.

(a)   From and after the Closing Date, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, director or employee of  Buyer or the Company or any of their respective Subsidiaries (the “Indemnified Parties“) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director, officer or employee of Buyer, the Company or any their respective Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing Date, whether asserted or claimed prior to, or at or after, the Closing Date (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are indemnified or have the right to advancement of expenses as of the date hereof by Buyer or the Company, as the case may be, under the Company’s Restated Certificate, Restated Bylaws or any other written indemnification agreements to which the Company is party, in each case as in effect on the date hereof and in the form provided to Buyer prior to the date hereof.

(b)   For a period of six years after the Closing Date, Buyer and Sub shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that the Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Closing Date; provided that if the aggregate annual premiums for such policies at any time during such period will exceed 200% of the per annum premium rate paid by the Company and its Subsidiaries as of the date hereof for such policies, then the Surviving Corporation shall only be required to provide such coverage as will then be available at an annual premium equal to 200% of such rate; and provided further that the requirements of this Section 6.5(b) may at the election of Buyer and Sub be satisfied by the purchase of one or more “tail” policies prior to the Effective Time providing for coverage for an aggregate period of six years after the Effective Time for acts or omissions occurring at or prior to the Effective Time.

(c)   The Company shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.5.

(d)   If, following the Closing Date, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation or its successors or assigns, as the case may be, shall assume the obligations set forth in this Section 6.5.

(e)   The provisions of this Section 6.5(e) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.6                                   Communications to Employees.   The Company, Buyer and Sub will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosure to employees of the Company and any of its Subsidiaries with respect to the Merger and any other transactions contemplated by this Agreement.

Section 6.7                                   Takeover Statutes.   If any Takeover Statute, including, without limitation, Section 203 of the DGCL, is or may become applicable to the Merger or Voting Agreement, the Company, Buyer or Sub, the Board of Directors will grant such approvals, and take such actions as are necessary, so that the transactions contemplated by this Agreement including, without limitation, the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby.

Section 6.8                                   Employee Benefit Matters.

(a)   With respect to each employee benefit plan of Buyer (“Buyer Benefit Plan”) in which employees of the Company and its Subsidiaries (“Company Employees”) participate after the Effective Time, for purposes of determining vesting and entitlement to benefits, service with the Company (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Buyer; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the corresponding Company Plan.  To the extent required by applicable Law, Buyer shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Buyer Benefit Plans to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Buyer Benefit Plans in which they are eligible to participate after the Effective Time.

(b)   The parties hereto acknowledge and agree that all provisions contained in this Section 6.9 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including, without limitation, any employees, former employees, any participant in any Company Plan or any beneficiary thereof or (ii) to continued employment with the Company or Buyer.  After the Effective Time, nothing contained in this Section 6.9 shall interfere with Buyer’s right to amend, modify or terminate any Company Plan or Buyer Benefit Plan (subject in each case to the provisions of Section 6.9(a) above) or to terminate the employment of any employee of the Company for any reason.

Section 6.9                                   Financing.

(a)   Buyer shall use commercially reasonable efforts to arrange the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained therein and (ii) to satisfy all conditions applicable to Buyer in such definitive agreements that are within its control. In the event any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Commitment Letter, Buyer shall use reasonable best efforts to arrange any such portion from alternative sources on comparable or more favorable terms in the aggregate to Buyer (as determined in the reasonable judgment of Buyer). Buyer shall give the Company prompt written notice of (i) any material breach by any party of the Commitment Letter (or any definitive agreements entered into pursuant to the Commitment Letter or any replacements thereof), (ii) any termination of the Commitment Letter or (iii) any exercise of any “market out” or “material adverse change” conditions contained in the Commitment Letter (or any replacements thereof).

(b)   The Company agrees to provide, and shall cause its Subsidiaries and its and their respective Representatives to provide, all cooperation reasonably necessary in connection with the arrangement of the Financing, including (i) participation in meetings and due diligence sessions and (ii) the execution and delivery of any commitment or financing letters, pledge and security documents or other definitive financing documents, or other requested certificates or documents as may be reasonably requested by Buyer and Sub, and taking such other actions as are reasonably required to be taken by the Company in the Financing, provided, however, that the terms and conditions of the Financing may not require the payment of any commitment or other fees by the Company or any of its Subsidiaries, or the incurrence of any liabilities by the Company or any of its Subsidiaries, prior to the Effective Time and the obligation to make any such payment shall be subject to the occurrence of the Closing.  The Company agrees and acknowledges that in connection with the obtaining of the Financing and the satisfaction of the closing conditions thereunder, at the Closing all outstanding secured indebtedness of the Company will be required to be paid in full, and all liens in connection therewith released, and all documents relating to such indebtedness terminated, including without limitation any secured indebtedness set forth on Section 3.16 of the Company Disclosure Letter (which the Company represents and warrants is the only outstanding secured indebtedness of the Company and its Subsidiaries as of the date hereof).

ARTICLE VII
CONDITIONS PRECEDENT TO THE MERGER

Section 7.1                                   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)   The Company shall have obtained the Required Company Vote.

(b)   The waiting period under the HSR Act, if applicable to the consummation of the Merger, shall have expired or been terminated and the requirements of any relevant foreign antitrust authority shall have been satisfied.

(c)   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

Section 7.2                                   Conditions to Obligation of the Company to Effect the Merger.   The obligations of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following additional conditions precedent, any one or more of which may be waived by the Company:

(a)                                  Buyer and Sub shall each have performed in all material respects and complied in all material respects with all obligations required to be performed or complied with by it prior to or at the Closing.

(b)                                 The representations and warranties of Buyer and Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Buyer Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and could not reasonably be expected to have a Buyer Material Adverse Effect.

(c)                                  The Company shall have received certificates dated the Closing Date and signed by each of Buyer and Sub certifying that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

Section 7.3                                   Conditions to Obligations of Buyer and Sub to Effect the Merger.   The obligations of Buyer and Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following additional conditions precedent, any one or more of which may be waived by Buyer and Sub:

(a)                                  The Company shall have performed in all material respects and complied in all material respects with all obligations required to be performed or complied with by them prior to or at the Closing.

(b)                                 The representations and warranties of the Company other than in Section 3.2 contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or the Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect.  The representations and warranties of the Company set forth in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date except for deviations of not more than 1% of the number of fully-diluted shares of Company Common Stock outstanding set forth therein.

(c)                                  Buyer and Sub shall have received a certificate dated the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of the Company, certifying that the conditions specified in Section 7.3(a) and 7.3(b) have been satisfied.

(d)                                 No Material Adverse Effect shall have occurred and be continuing.

(e)                                  The Financing contemplated by the Commitment Letter shall have been obtained on substantially the terms set forth in the Commitment Letter or on such other terms as are reasonably satisfactory to Buyer.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1                                   Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

(a)   by the mutual written consent of the Company, Buyer and Sub;

(b)   by either the Company on the one hand or by Buyer and Sub on the other hand, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(c)   by either the Company on the one hand or by Buyer and Sub on the other hand, upon written notice to the other party, if the Required Company Vote shall not have been obtained upon a vote taken thereof at the duly convened Company Stockholders Meeting or any adjournment thereof;

(d)   by either the Company on the one hand or by Buyer and Sub on the other hand, upon written notice to the other party, if the Merger shall not have been consummated by November 30, 2005, for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

(e)   by either the Company on the one hand or by Buyer and Sub on the other hand, upon written notice to the other party, if there shall have been a breach by the other of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as the case may be, and which breach has not been cured within thirty (30) days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period;

(f)   by the Company, upon written notice to Buyer and Sub, if the Company has approved a Superior Proposal in accordance with Section 5.2;

(g)   by Buyer and Sub, upon written notice to the Company:

(i)                                     if the Company’s Board of Directors shall have (A) withheld, withdrawn, amended, qualified or modified or changed in a manner adverse to Buyer and Sub, its approval or recommendation of the adoption of this Agreement, the Voting Agreement or the Merger or other transactions contemplated hereby, (B) failed to call or hold the Company Stockholders Meeting in accordance with Section 6.1, (C) failed to include in the Proxy Statement distributed to the Company’s stockholders its recommendation in favor of the approval and adoption of this Agreement, the Voting and the Merger and the other transactions contemplated hereby, (D) entered into any letter of intent, agreement in principle, heads of agreement, acquisition agreement or similar agreement with respect to any Takeover Proposal or (E) approved or recommended any Takeover Proposal; or

(ii)                                  if (A) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company’s Board of Directors shall not have recommended that the Company’s stockholders reject such tender or exchange offer within ten (10) business days after the commencement thereof or (B) the Company’s Board of Directors shall have waived Section 203 of the DGCL with respect to any Person other than Buyer and Sub or their affiliates or any group of which any them is a member;

Section 8.2                                   Effect of Termination.   In the event of termination of this Agreement by either Buyer or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Buyer, Sub or their respective officers or directors, including under those provisions of this Agreement that expressly survive termination hereof, except that nothing herein shall relieve any party from any liabilities or damages arising out of its willful breach of this Agreement.

Section 8.3                                   Amendment.   Subject to compliance with applicable Law, this Agreement may be amended by the Company and Buyer (on behalf of itself and Sub), by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, except that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that reduces the amount or changes the form of the consideration to be delivered under this Agreement to the holders of the Company Common Stock, other than as contemplated by this Agreement.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.4                                   Waiver.   At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein for the benefit of such party which may legally be waived.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that the parties hereto may otherwise have at law or in equity.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.5                                   Termination Fee.

(a)   The Company will pay to Buyer, by wire transfer of immediately available funds, an amount equal to $ 5,500,000 (the “Termination Fee”) if this Agreement is terminated as follows:

(i)                                     if the Company shall terminate this Agreement pursuant to Section 8.1(f), then the Company will pay the Termination Fee on the business day following such termination, and such termination shall not be effective until such payment is made;

(ii)                                  if Buyer terminates this Agreement pursuant to Section 8.1(g), then the Company will pay the Termination Fee on the business day following such termination;  or

(iii)                               if (A) the Company or Buyer terminates this Agreement pursuant to Section 8.1(c) or 8.1(d) or (B) Buyer terminates this Agreement pursuant to Section 8.1(e) and after the date hereof and prior to such termination, any Third Party shall have made to the Company or its stockholders (in the case of a termination by the Company or Buyer pursuant to Section 8.1(d) or by Buyer pursuant to Section 8.1(e)) or publicly announced (in the case of a termination by the Company or Buyer pursuant to Section 8.1(c)) a Takeover Proposal and within 12 months following termination of this Agreement, any transaction included in the definition of Takeover Proposal is consummated or the Company enters into an agreement providing for such a transaction, then the Company will pay the Termination Fee upon the earlier of the consummation of such transaction or the execution of such agreement.

(b)   The Company acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement.

(c)   The Company shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that Buyer may incur in enforcing the obligations provided for in this Section 8.5.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                                   Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date and time delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

If to the Company:

Orphan Medical, Inc.
Ridgedale Office Center
13911 Ridgedale Drive, Suite 250
Minnetonka, MN 55305
Attention:  Chief Executive Officer
Facsimile:  (952) 541-9209

With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500
Minneapolis, Minnesota 55402-1498
Attention:  Philip E. Bauer, Esq.
Facsimile: (612) 340-7800

If to Buyer and Sub:

Jazz Pharmaceuticals, Inc.
3180 Porter Drive
Palo Alto, CA 94304
Attention:  General Counsel
Facsimile:  (650) 496-3781

With a copy to:

Simpson Thacher & Bartlett LLP
3330 Hillview Avenue
Palo Alto, CA 94304
Attention:  Kirsten Jensen, Esq.
Facsimile:  (650) 251-5002

Section 9.2                                   Certain Terms.

(a)   When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)   “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

(c)   “Antizol” means the fomepizole injection sold by the Company under the brand name Antizol®.

(d)   “Code” shall mean the Internal Revenue Code of 1986, as amended, and, to the extent necessary for purposes of interpreting any provision thereof, the rules and regulations promulgated thereunder.

(e)   “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

(f)   “Cystadane” means the betaine anhydrous for oral solution sold by the Company under the brand name Cystadane®.

(g)   “Environmental Laws” means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any Governmental Authority, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., § 136 et seq., Occupational Safety and Health Act 29 U.S.C. § 651 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Endangered Species Act (16 U.S.C. § 1531 et seq.) as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

(h)   “Environmental Liabilities” means any and all Liabilities of or relating to Company or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such party or any of such Subsidiaries), which (A) arise under or relate to matters covered by Environmental Laws and (B) relate to actions occurring or conditions existing on or prior to the Closing.

(i)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(j)   “ERISA Affiliate” means any entity which is a member of:  (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (B) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

(k)   “FDA” means the U.S. Food and Drug Administration.

(l)   “FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended, 21 U.S.C. §301 et. seq.

(m)   “GAAP” means United States generally accepted accounting principles.

(n)   “Hazardous Materials” means any materials or wastes, defined, listed, classified or regulated as radioactive, hazardous, toxic or otherwise dangerous to health or the environment in or under any Environmental Laws including without limitation petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls, but excluding office and janitorial supplies safely stored and maintained.

(o)   “Indebtedness” of any Person means obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and all such obligations of other Persons that are guaranteed by such Person.

(p)   “Knowledge,” when used with respect to the Company, means the actual awareness of a particular fact or other matter by John Howell Bullion, Timothy G. McGrath,

Mark Perrin, Dayton Reardon or William Houghton (or any successor to such persons in their current positions with the Company), and awareness of that particular fact or other matter that either of such Persons, acting reasonably, could be expected to discover or otherwise obtain upon due inquiry.

(q)   “Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(r)   “Permitted Lien” means:  (A) statutory liens for taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens.

(s)   “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

(t)   “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the stock or other equity interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(u)   “Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or additions to Tax imposed by any Governmental Authority.

(v)   “Xyrem” means sodium oxybate oral solution, as sold by the Company under the brand name Xyrem®.

Section 9.3                                   Counterparts; Facsimile Signatures.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  A facsimile signature of this Agreement or any document or agreement contemplated hereby shall be valid and have the same force and effect as a manually signed original.

Section 9.4                                   Entire Agreement; No Third-Party Beneficiaries.   This Agreement (including the documents and instruments referred to herein and the recitals which are hereby incorporated by reference and made a part hereof) and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings (including all letters of intent), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.5                                   Governing Law; Consent to Jurisdiction; Waiver to Trial by Jury.

(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any of the courts of the State of Delaware sitting in the County of New Castle and the United States District Court for the State of Delaware (any such court, a “Delaware Court”), this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction and venue of the Delaware Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Delaware Court and (iv) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would, in the event of litigation seek to invalidate the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5(b).

Section 9.6                                   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign the rights and obligations of Sub to any other wholly owned Subsidiary of Buyer.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors or assigns.

Section 9.7                                   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 9.8                                   Performance by Sub.   Buyer hereby agrees to cause Sub to comply with its obligations hereunder and whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking of Buyer to cause Sub to take such action.

Section 9.9                                   Non-Survival of Representations, Warranties and Agreements.   None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date, assuming the Closing occurs, except for those covenants and agreements that by their terms expressly apply or are expressly to be performed in whole or in part after the Closing Date.

Section 9.10                            Disclosure Letters and Exhibits.   The Company Disclosure Letter, Buyer Disclosure Letter and the Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

Section 9.11                            Headings.   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12                            List of Defined Terms.   Each of the following terms is defined in the Section identified below:

Affiliated Person	Section 3.13(a)
Agreement	Preamble

Buyer	Preamble
Buyer Benefit Plan	Section 6.8(a)
Buyer Disclosure Letter	Article IV
Buyer Material Adverse Effect	Section 4.3

Certificate of Merger	Section 1.3
Certificates	Section 2.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Benefit Arrangements	Section 3.18(d)
Company Capital Stock	Section 3.2(a)
Company Common Stock	Section 3.2(a)
Company Disclosure Letter	Article III
Company Employees	Section 6.8(a)
Company Financial Statements	Section 3.7(c)
Company Material Contract	Section 3.10(a)
Company Permits	Section 3.11(b)
Company Preferred Stock	Section 3.2(a)
Company SEC Documents	Section 3.7(a)
Company Stock Option Plans	Section 3.2(a)
Company Stock Options	Section 3.2(a)
Company Stockholders Meeting	Section 6.1(a)
Confidentiality Agreement	Section 5.1(b)
Constituent Corporations	Preamble
Contract	Section 3.10(a)

DGCL	Section 1.1
Dissenting Shares	Section 2.9(a)
Dissenting Stockholder	Section 2.9(a)
Drug Product	Section 3.15(a)

Effective Time	Section 1.3
Exchange Act	Section 6.1(b)
Exchange Fund	Section 2.3(a)

Governmental Authority	Section 3.6

Holders	Section 2.3(a)
HSR Act	Section 3.6

Indemnified Parties	Section 6.5(a)
Intellectual Property Rights	Section 3.14(a)

Law	Section 3.6

Merger	Recitals

Option Share Amount	Section 2.2(c)

Paying Agent	Section 2.3(a)
Per Common Share Price	Section 2.1(c)
Per Senior Preferred Share Price	Section 2.1(d)
Per Series B Share Price	Section 2.1(e)
Pre-Closing Period	Section 5.1(a)
Proxy Statement	Section 6.1(b)

Required Company Vote	Section 3.5(c)
Restated Bylaws	Section 3.4
Restated Certificate	Section 3.4

Sarbanes-Oxley Act	Section 3.7(b)
SEC	Section 3.7(a)
Sub	Preamble
Superior Proposal	Section 5.2(e)(ii)
Surviving Corporation	Section 1.1

Takeover Proposal	Section 5.2(e)(iii)
Takeover Statute	Section 3.21
Termination Fee	Section 8.5
Third Party	Section 5.2(e)(iv)

Warrant Share Amount	Section 2.2(d)
Warrants	Section 3.2(a)

[The remainder of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Buyer, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Samuel Saks
Name: Samuel R. Saks, M.D.
Title: Chief Executive Officer

TWIST MERGER SUB, INC.

By:	/s/ Carol Gamble
Name: Carol Gamble
Title: Vice President

ORPHAN MEDICAL, INC.

By:	/s/ John Howell Bullion
Name: John Howell Bullion
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger